Exhibit 99.1
Frozen Food Express Industries, Inc. Announces Third Quarter 2012 Financial Results
DALLAS, November 14, 2012 (GLOBE NEWSWIRE) -- Frozen Food Express Industries, Inc. (Nasdaq: FFEX) today announced its financial and operating results for the quarter ended September 30, 2012.  A summary of third quarter of 2012 financial results include:
•
Total operating revenue decreased 7.0% to $95.6 million versus the same period of 2011, primarily due to the expected decline in dry freight services revenue, related to our decision to exit dry van services in the third quarter of 2011.

•	Continued improvement in operating ratio versus the same period of 2011 despite significant economic headwinds.
•	Revenue per truck per week increased 8.4% to $3,499 compared to $3,229 in the same period of 2011.
•	Improved operating loss of $5.3 million versus a loss of $13.5 million in the same period of 2011.
•	Net loss per share of diluted common stock was ($0.32), compared to a net loss per diluted common share of ($0.77) in the same period of 2011.
"We are excited to show strong improvement over the third quarter of 2011, led by continued tonnage and yield growth in our LTL services," said Russell Stubbs, the Company's President and Chief Executive Officer.  "Nevertheless, after the strong operating results of the second quarter, we expected a better third quarter.  Our third quarter results were negatively impacted by increasing fuel prices, reduced truckload volumes caused by a weak economy, higher insurance and claims expenses, and a decline in oil drilling activity that cut our water transport revenue significantly versus the second quarter.  As was the case with many of our competitors, the steadily increasing fuel prices in the third quarter didn't allow our fuel surcharge revenue to offset the increases, which had a negative impact of $1.9 million versus the second quarter of this year.  Additionally, insurance and claims expenses increased $1.9 million versus the second quarter, but we are having an improved year in this area and we are pleased our insurance and claims expenses are trending better than we have experienced in the prior five years," Stubbs said.
Mr. Stubbs continued, stating, "I was disappointed with the decline in our water transport revenue, but it has proven to be somewhat volatile and difficult to track on a quarterly basis.  However, drilling activity has picked up in the first few weeks of the fourth quarter, and on an annual basis we are satisfied with the return we are achieving from this investment.  Truckload volume is also showing improvement which is a positive sign for the fourth quarter. We feel that our improvement plan for 2012 is proceeding despite the challenges we have outlined above.  Our truckload fleet age has dropped from 2.7 years old to 1.8 years old over the last 12 months.  We have decreased non-driver headcount by 12%, we continue to improve our yield and equipment productivity, and we are continuing to seek out and grow higher margin revenue accounts.  As we continue on this path we should see improvement in the fourth quarter of this year."
Outlook
"As a result of multiple factors, our results for the third quarter and forecasted results for the remainder of 2012 are below the expectations we set earlier in the year.  In the third quarter, we experienced an unexpected steep decline in activity in our water transport business and a sharp increase in fuel prices.  Also, while we continue to experience a significant improvement in our LTL business, the truckload market has softened somewhat.  While we are confident that the structural changes we have made will restore the Company to profitability and we continue to expect significant improvement in year-over-year results, near-term market pressures have slowed the pace of our recovery," concluded Mr. Stubbs.

About FFEX
Frozen Food Express Industries, Inc. is one of the leading temperature-controlled truckload and less-than-truckload carriers in the United States with core operations in the transport of temperature-controlled products and perishable goods including food, health care and confectionery products. Service is offered in over-the-road and intermodal modes for temperature-controlled truckload and less-than-truckload, as well as dry truckload on a non-dedicated fleet basis. We also provide bulk tank water transportation, brokerage/logistics and dedicated services to our customers. Additional information about Frozen Food Express Industries, Inc. can be found at http://www.ffeinc.com. To join our email alert list, please click on the following link: http://financials.ffex.net/alerts.cfm. The Company's common stock is traded on the Nasdaq Global Select market under the symbol FFEX.
The Frozen Food Express Industries, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3209
Forward-Looking Statements
This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as "will", "could", "should", "believe", "expect", "intend", "plan", "schedule", "estimate", "project", and similar expressions. Those statements are based on current expectations and are subject to uncertainty and change. Although our management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. Among the key factors that are not within our management's control and that may cause actual results to differ materially from those projected in such forward-looking statements are demand for the Company's services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor and owner-operators, the ability to negotiate favorably with lenders and lessors, the continued growth of hydraulic fracturing techniques for oil and gas drilling in West Texas, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in our filings with the Securities and Exchange Commission. Given the volatility in fuel prices and the impact fuel surcharge revenues have on total operating revenues, we often make reference to total operating revenue excluding fuel surcharges to provide a more consistent basis for comparison of operating revenue without the impact of fluctuating fuel prices. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports and filings with the Securities and Exchange Commission. The Company does not assume, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Frozen Food Express Industries, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited and in thousands, except per-share amounts)

Assets	September 30, 2012	December 31, 2011
Current assets
Cash and cash equivalents	$1,448	$1,048
Accounts receivable, net	42,410	43,450
Tires on equipment in use, net	7,705	5,968
Equipment held for sale	1,898	3,437
Other current assets	7,970	7,868
Total current assets	61,431	61,771

Property and equipment, net	46,630	57,757
Deferred income taxes	1,009	1,009
Other assets	5,862	5,867
Total assets	$114,932	$126,404

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$27,898	$30,339
Insurance and claims accruals	9,125	10,667
Accrued payroll and deferred compensation	4,711	4,047
Accrued liabilities	1,428	1,251
Current maturities of notes payable and capital lease obligations	2,060	1,936
Deferred income taxes	690	690
Total current liabilities	45,912	48,930

Borrowings under credit facility	23,899	19,888
Long-term notes payable and capital lease obligations	7,362	8,901
Insurance and claims accruals	4,848	5,783
Total liabilities	82,021	83,502

Shareholders' equity
Common stock, $1.50 par value per share; 75,000 shares authorized;
18,572 shares issued	27,858	27,858
Additional paid-in capital	914	427
Accumulated other comprehensive loss	(62)	(67)
Retained earnings	11,331	21,572
Total common shareholders' equity	40,041	49,790
Treasury stock (1,013 and 980 shares), at cost	(7,130)	(6,888)
Total shareholders' equity	32,911	42,902
Total liabilities and shareholders' equity	$114,932	$126,404

Frozen Food Express Industries, Inc. and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited and in thousands, except per-share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Total operating revenue	$95,624	$102,834	$279,264	$296,270
Operating expenses
Salaries, wages and related expenses	29,515	31,766	86,818	90,868
Purchased transportation	17,952	18,357	50,272	51,856
Fuel	21,247	25,854	60,016	73,654
Supplies and maintenance	14,340	15,710	39,106	42,561
Revenue equipment rent	10,691	9,200	31,205	26,553
Depreciation	2,701	4,827	8,668	13,875
Communications and utilities	1,123	1,171	3,299	3,518
Claims and insurance	3,734	7,476	7,503	13,204
Operating taxes and licenses	924	985	3,076	3,089
Gain on sale of property and equipment	(2,402)	(661)	(4,939)	(1,234)
Miscellaneous	1,095	1,626	3,192	4,352
Total operating expenses	100,920	116,311	288,216	322,296
Loss from operations	(5,296)	(13,477)	(8,952)	(26,026)

Interest and other expense (income)
Interest expense	388	247	1,157	479
Equity in earnings of limited partnership	(211)	(192)	(543)	(551)
Life insurance and other	149	63	520	432
Total interest and other expense (income)	326	118	1,134	360
Loss before income taxes	(5,622)	(13,595)	(10,086)	(26,386)
Income tax expense (benefit)	41	73	155	(1,476)
Net loss	$(5,663)	$(13,668)	$(10,241)	$(24,910)

Net loss per share of common stock
Basic	$(0.32)	$(0.77)	$(0.57)	$(1.42)
Diluted	$(0.32)	$(0.77)	$(0.57)	$(1.42)
Weighted average shares outstanding
Basic	17,917	17,663	17,839	17,557
Diluted	17,917	17,663	17,839	17,557

The following table summarizes and compares the significant components of revenue and presents our operating ratio and revenue per truck per week for each of the three and nine month periods ended September 30:

	Three Months		Nine Months
Revenue from (a)	2012	2011	2012	2011
Temperature-controlled services	$25,999	$29,875	$77,821	$90,231
Dry-freight services	5,569	10,444	16,631	33,567
Total truckload linehaul services	31,568	40,319	94,452	123,798
Dedicated services	4,610	4,140	14,165	13,051
Total truckload	36,178	44,459	108,617	136,849
Less-than-truckload linehaul services	34,463	30,740	93,917	85,908
Fuel surcharges	18,968	21,298	56,124	62,683
Brokerage and logistics services	4,874	5,585	17,578	8,269
Equipment rental	1,141	752	3,028	2,561
Total operating revenue	95,624	102,834	279,264	296,270

Operating expenses	100,920	116,311	288,216	322,296
Loss from operations	$(5,296)	$(13,477)	$(8,952)	$(26,026)
Operating ratio (b)	105.5%	113.1%	103.2%	108.8%

Total truckload revenue	$36,178	$44,459	$108,617	$136,849
Less-than-truckload linehaul revenue	34,463	30,740	93,917	85,908
Total linehaul and dedicated services revenue	$70,641	$75,199	$202,534	$222,757

Weekly average trucks in service	1,536	1,772	1,504	1,772
Revenue per truck per week (c)	$3,499	$3,229	$3,440	$3,223

Computational notes:
(a)	Revenue and expense amounts are stated in thousands of dollars.
(b)	Operating expenses divided by total operating revenue.
(c)	Average daily revenue, times seven, divided by weekly average trucks in service.

The following table summarizes and compares selected statistical data relating to our freight operations for each of the three and nine month periods ended September 30:

	Three Months		Nine Months
Truckload	2012	2011	2012	2011
Total linehaul miles (a)	21,219	27,994	63,561	87,748
Loaded miles (a)	18,549	24,809	55,890	77,889
Empty mile ratio (b)	12.6%	11.4%	12.1%	11.2%
Linehaul revenue per total mile (c)	$1.49	$1.44	$1.49	$1.41
Linehaul revenue per loaded mile (d)	$1.70	$1.63	$1.69	$1.59
Linehaul shipments (a)	20.3	27.8	60.9	86.4
Loaded miles per shipment (e)	914	891	918	902
LTL
Hundredweight	2,341,662	2,128,575	6,525,164	6,194,980
Shipments (a)	78.1	70.3	216.9	198.3
Linehaul revenue per hundredweight (f)	$14.72	$14.44	$14.39	$13.87
Linehaul revenue per shipment (g)	$441	$437	$433	$433
Average weight per shipment (h)	2,998	3,026	3,008	3,124

Computational notes:
(a)	Amounts are stated in thousands.
(b)	Total truckload linehaul miles less truckload loaded miles, divided by total truckload linehaul miles.
(c)	Revenue from truckload linehaul services divided by total truckload linehaul miles.
(d)	Revenue from truckload linehaul services divided by truckload loaded miles.
(e)	Total truckload loaded miles divided by number of truckload linehaul shipments.
(f)	LTL revenue divided by LTL hundredweight.
(g)	LTL revenue divided by number of LTL shipments.
(h)	LTL hundredweight times one hundred divided by number of shipments.

The following table summarizes and compares the makeup of our fleets between company-provided tractors and tractors provided by owner-operators as of September 30:

	2012	2011
Total company tractors available for freight operations	1,360	1,613
Total owner-operator tractors available for freight operations	275	286
Total tractors available for freight operations	1,635	1,899
Total trailers available for freight operations	3,100	3,826

CONTACT: Frozen Food Express Industries, Inc.

         Russell Stubbs, President and CEO
         John Hickerson, EVP and COO
         John McManama, SVP and CFO
         (214) 630-8090
         Dave Mossberg, Investor Relations
         Three Part Advisors, LLC
         817 310-0051